EXHIBIT 11


                     NORTHWEST NATURAL GAS COMPANY

           Statement Re:  Computation of Per Share Earnings
                 (Thousands, except per share amounts)
                              (Unaudited)


                                        Three Months           Nine Months
                                           Ended                  Ended
                                        September 30,          September 30,
                                      ------------------    ----------------
                                        1996       1995       1996     1995
                                       -------   -------    -------  -------
Earnings (Loss) Applicable to
 Common Stock                          $ (418)   $(5,038)   $27,070   $16,097

    Debenture Interest Less Taxes         124        133        371       400
                                      -------    -------    -------   -------
Net Income (Loss) Available for
 Fully-Diluted Common Stock            $ (294)   $(4,905)   $27,441   $16,497
                                      =======    =======    =======   =======

Average Common Shares Outstanding      22,435     22,141     22,351    21,688

 Stock Options                             31         13         27        11
 Convertible Debentures                   562        605        562       605
                                      -------    -------    -------   -------
Fully-Diluted Common Shares            23,028     22,759     22,940    22,304
                                      =======    =======    =======   =======
Fully-Diluted Earnings (Loss)Per
 Share of Common Stock                $ (0.01)*   $(0.22)*  $  1.20    $ 0.74
                                      =======    =======    =======   =======

*Anti-dilutive

Note: Primary earnings per share are computed on the weighted daily average number of common shares outstanding each period. Outstanding stock options are common stock equivalents but are excluded from primary earnings per share computations due to immateriality.